Exhibit 99.1

Targa Resources, Inc. Reports Third Quarter 2009 Financial Results

HOUSTON - November 4, 2009 - Targa Resources, Inc. ("Targa" or the "Company") today reported a third quarter 2009 net loss attributable to Targa of $2.6 million (which includes a $5.9 million non-cash hedge loss) compared to a net loss attributable to Targa of $20.9 million for the third quarter of 2008. Targa reported earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $90.3 million for the third quarter of 2009 compared to $46.0 million for the third quarter of 2008. Please see the section of this release entitled “Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA and operating margin and reconciliations of such measures to the comparable GAAP measures.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Revenues	$1,121.5	$2,353.0	$3,127.0	$6,818.6
Product purchases	932.1	2,176.8	2,606.9	6,201.4
Operating expenses	63.5	73.6	182.7	208.4
Depreciation and amortization expense	44.3	41.1	127.9	118.0
General and administrative expense	31.4	26.7	83.5	78.7
Other	-	17.9	1.8	13.4
Income from operations	50.2	16.9	124.2	198.7
Interest expense, net	(29.4)	(24.6)	(77.1)	(73.8)
Equity in earnings of unconsolidated investments	1.4	2.5	3.2	13.2
Other income (expense)	(14.9)	(1.3)	(13.9)	17.2
Income tax (expense) benefit	1.2	9.9	(5.2)	(30.4)
Net income	8.5	3.4	31.2	124.9
Less: Net income attributable to noncontrolling interest	11.1	24.3	17.7	81.2
Net income (loss) attributable to Targa Resources, Inc.	$(2.6)	$(20.9)	$13.5	$43.7

Financial data:
Operating margin	$125.9	$102.6	$337.4	$408.8
Adjusted EBITDA	90.3	46.0	273.3	275.3

Operating statistics:
Gathering throughput, MMcf/d	2,323.5	1,854.1	2,142.5	2,034.5
Plant natural gas inlet, MMcf/d	2,274.2	1,817.2	2,097.7	1,994.9
Gross NGL production, MBbl/d	123.5	100.8	117.1	103.2
Natural gas sales, BBtu/d	662.8	515.3	590.4	524.9
NGL sales, MBbl/d	269.2	290.1	285.1	297.8
Condensate sales, MBbl/d	4.8	3.9	4.8	3.8

Average realized prices:
Natural gas, /MMBtu	3.46	9.18	3.78	9.06
NGLs, /gal	0.81	1.65	0.71	1.54
Condensate, /Bbl	67.54	108.30	54.35	105.42

Review of Third Quarter Results

Revenues decreased by $1,231.5 million, or 52%, to $1,121.5 million for 2009 compared to $2,353.0 million for 2008. Revenues from the sale of natural gas decreased by $224.5 million, consisting of a decrease of $349.2 million due to lower realized prices, partially offset by an increase of $124.7 million due to higher sales volumes. Revenues from the sale of NGLs decreased by $1,007.4 million, consisting of a decrease of $874.3 million due to lower realized prices, and a decrease of $133.1 million due to lower sales volumes. Revenues from the sale of condensate decreased by $8.9 million, consisting of a decrease of $17.9 million due to lower realized prices, partially offset by an increase of $9.0 million due to higher sales volumes. Other revenues, which includes revenues principally derived from fee-based services, increased by $9.3 million.

Average realized prices for natural gas, NGL and condensate decreased by 61%, 51% and 38% compare to 2008.

Natural gas sales volumes increased by 147.5 BBtu/d, or 29%, to 662.8 BBtu/d for 2009 compared to 515.3 BBtu/d for 2008. NGL sales volumes decreased by 20.9 MBbl/d, or 7%, to 269.2 MBbl/d for 2009 compared to 290.1 MBbl/d for 2008. Condensate sales volumes increased by 0.9 MBbl/d, or 23%, to 4.8 MBbl/d for 2009 compared to 3.9 MBbl/d for 2008 due to a reduction in affiliate sales.

Product purchases decreased by $1,244.7 million, or 57%, to $932.1 million for 2009 compared to $2,176.8 million for 2008.

Operating expenses decreased by $10.1 million, or 14%, to $63.5 million for 2009 compared to $73.6 million for 2008.

Depreciation and amortization expense increased by $3.2 million, or 8%, to $44.3 million for 2009 compared to $41.1 million for 2008. The increase was due to the addition of property, plant and equipment and the consolidation of VESCO following Targa’s acquisition of a controlling interest on August 1, 2008.

General and administrative expense increased by $4.7 million, or 18%, to $31.4 million for 2009 compared to $26.7 million for 2008. The increase was due to higher property insurance and outside professional services which were offset by decreases in compensation costs.

Equity earnings decreased $1.1 million to $1.4 million for 2009 compared to $2.5 million for 2008. The decrease was due primarily to the consolidation of VESCO.

Interest expense increased by $4.8 million, or 20%, to $29.4 million for 2009 compared to $24.6 million for 2008. The increase was primarily due to higher average rates during 2009 which resulted from the Partnership’s senior notes issuance.

The income tax benefit decreased by $8.7 million, or 88%, primarily due to the difference in presentation required by SFAS 160 effective January 1, 2009.   Pre-tax income for the three months

ended September 30, 2008, before the adoption of SFAS 160, was a loss of $31 million with a related income tax benefit of $9.9 million. SFAS 160 generally requires that income or loss attributable to minority interests and non-controlling interests be included in pre-tax income for presentation purposes.

Review of Nine Months Results

Revenues decreased by $3,691.6 million, or 54%, to $3,127.0 million for 2009 compared to $6,818.6 million for 2008. Revenues from the sale of natural gas decreased by $693.4 million, consisting of a decrease of $850.5 million due to lower realized prices and an increase of $157.1 million due to higher sales volumes. Revenues from the sale of NGLs decreased by $2,966.1 million, consisting of a decrease of $2,722.1 million due to lower realized prices and a decrease of $244.0 million due to lower sales volumes. Revenues from the sale of condensate decreased by $37.4 million, consisting of a decrease of $66.7 million due to lower realized prices, partially offset by an increase of $29.3 million due to higher sales volumes. Other revenues, which includes revenues principally derived from fee-based services, increased by $5.3 million.

Average realized prices for natural gas, NGL and condensate decreased by 58%, 54%, and 48% compared to 2008.

Natural gas sales volumes increased by 65.5 BBtu/d, or 12%, to 590.4 BBtu/d for 2009 compared to 524.9 BBtu/d for 2008. NGL sales volumes decreased by 12.7 MBbl/d, or 4%, to 285.1 MBbl/d for 2009 compared to 297.8 MBbl/d for 2008. Condensate sales volumes increased by 1.0 MBbl/d, or 26%, to 4.8 MBbl/d for 2009 compared to 3.8 MBbl/d for 2008 due to a reduction in affiliate sales.

Product purchases decreased by $3,594.5 million, or 58%, to $2,606.9 million for 2009 compared to $6,201.4 million for 2008.

Operating expenses decreased by $25.7 million, or 12%, to $182.7 million for 2009 compared to $208.4 million for 2008.

Depreciation and amortization expense increased by $9.9 million, or 8%, to $127.9 million for 2009 compared to $118.0 million for 2008. The increase was due to the addition of property, plant and equipment and the consolidation of VESCO following Targa’s acquisition of a controlling interest on August 1, 2008.

General and administrative expense increased by $4.8 million, or 6%, to $83.5 million for 2009 compared to $78.7 million for 2008. The increase was due to higher property insurance and outside professional services expenses which were offset by decreases in compensation costs.

Other operating expenses decreased $11.6 million to $1.8 million in 2009 compared to $13.4 million for 2008.  The decrease comprised a $17.9 million nonrecurring 2008 casualty loss and a $3.7 million 2009 favorable casualty loss adjustment, partially offset by $5.6 million in 2009 project abandonment costs and a $4.5 million reduction in gains from asset sales.

Equity earnings decreased $10.0 million to $3.2 million for 2009 compared to $13.2 million in 2008. This decrease was due primarily to the consolidation of VESCO.

Other items included in income decreased by $31.1 million in 2009 compared to 2008. The decrease was primarily due to the recognition in 2008 of a $18.6 million gain on insurance claims related to the 2005 hurricanes and a $14.8 million loss on early extinguishment of debt in 2009.

Interest expense increased by $3.3 million, or 4%, to $77.1 million for 2009 compared to $73.8 million for 2008. The increase was primarily due to higher average rates during 2009 which resulted from the Partnership’s senior notes issuance.

Income tax expense decreased by $25.2 million, or 83%, primarily due to the difference in presentation required by SFAS 160 effective January 1, 2009.   Pre-tax income for the nine months ended September 30, 2008, before the adoption of SFAS 160, was $73.3 million with a related income tax expense of $30.4 million. SFAS 160 generally requires that income or loss attributable to minority interests and non-controlling interests to be included in pre-tax income for presentation purposes.

Sale of the Downstream Business

On September 24, 2009 Targa completed the sale of its natural gas liquids business (the “Downstream Business”) to Targa Resources Partners LP for aggregate consideration of $530 million, subject to certain adjustments. As part of the transaction, Targa agreed to provide distribution support to the Partnership in the form of a reduction in the reimbursement of allocated general and administrative expense if necessary for a 1.0 times distribution coverage ratio, calculated using the Partnership’s current distribution rate of $0.5175 per limited partner unit and subject to maximum support of $8 million in any quarter. The distribution support will be in effect for the nine quarter period beginning with the fourth quarter of 2009 and continuing through the fourth quarter of 2011.

Consideration to Targa included 25% of the transaction value in newly issued common and general partner units of the Partnership. The remaining 75% of the transaction value, or approximately $397.5 million, was in cash funded through borrowings under the Partnership’s senior secured revolving credit facility.

Capitalization / Liquidity Update

Total funded debt as of September 30, 2009 was approximately $1.25 billion, of which approximately $939 million is debt of the Partnership that is non-recourse to Targa but is consolidated. Excluding the debt of the Partnership, Targa's total funded debt on September 30, 2009 was approximately $315 million consisting of $250 million of senior notes due 2013 and approximately $65 million outstanding under the term loan.

As of September 30, 2009, Targa's liquidity, excluding the Partnership and Targa’s synthetic letter of credit facility, was approximately $370 million. This amount includes approximately $240 million of available borrowings under the revolving credit facility and $130 million of cash. In addition, Targa also had approximately $12 million available for the issuance of letters of credit under its synthetic letter of credit facility. Targa’s total liquidity including availability under the synthetic letter of credit facility but excluding the Partnership was approximately $382 million at quarter end. Targa elected to permanently reduce the capacity of its $300 million synthetic LC facility to $50 million during the quarter.

As of September 30, 2009, the Partnership had approximately $390 million in capacity available under its credit facility and $58 million of cash bringing total liquidity to approximately $448 million.

Targa has revised its 2009 capital expenditures estimate to $90 million including estimated capital expenditures for the Partnership of $50 million.

About Targa

Targa is a leading provider of midstream natural gas and natural gas liquid, or NGL, services in the United States, through an integrated platform of midstream assets. Targa’s gathering and processing assets are located primarily in the Permian Basin in West Texas and Southeast New Mexico, the Louisiana Gulf Coast primarily accessing the offshore region of Louisiana, and, through Targa Resources Partners LP, Targa’s publicly traded master limited partnership, the Fort Worth Basin in North Texas, the Permian Basin in West Texas and the onshore region of the Louisiana Gulf Coast. Additionally, Targa Resources Partners LP's natural gas liquids logistics and marketing assets are located primarily at Mont Belvieu and Galena Park near Houston, Texas and in Lake Charles, Louisiana with terminals and transportation assets across the United States.

Conference Call

Targa will host a conference call for investors and analysts at 12:00 p.m. Eastern Time (11:00 a.m. Central Time) on November 4, 2009 to discuss third quarter 2009 results.

The conference call can be accessed via Webcast through the Investor's section of the Company's website at http://www.targaresources.com or by dialing 888-549-7880. The pass code is 4173103. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor's section of the Company's website and will remain available until November 18, 2009. Replay access numbers are 303-590-3030 or 800-406-7325 with pass code 4173103.

Targa's principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000. For more information, visit www.targaresources.com.

Non-GAAP Financial Measures

This press release and accompanying schedules include non-GAAP financial measures of Adjusted EBITDA and operating margin. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Targa’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Operating Margin—With respect to the Natural Gas Gathering and Processing division, Targa defines operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases less operating expense. Natural gas and NGL sales revenue includes settlement gains and losses on commodity hedges. The Natural Gas Gathering and Processing segment’s operating margin is impacted by volumes and commodity prices as well as by the contract mix and hedging program, which are described in more detail in the Company's reports and other filings with the Securities and Exchange Commission.

With respect to the NGL Logistics and Marketing division, Targa defines operating margin as total revenue, which consists primarily of service fee revenues and NGL sales, less cost of sales, which consists primarily of NGL purchases and changes in inventory valuation. Within this division, management analyzes segment operating margin for each of the three segments per unit of NGL handled or sold as an indicator of operational and commercial performance.

The GAAP measure most directly comparable to operating margin is net income (loss). Targa’s non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income (loss). Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of Targa’s results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies, Targa’s definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures and understanding how the differences between the measures could affect its decision-making processes.

Adjusted EBITDA—Targa defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of the Company’s financial statements such as investors, commercial banks and others, to assess (i) the financial performance of Targa’s assets without regard to financing methods, capital structure or historical cost basis; (ii) Targa’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (iii) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The economic substance behind management's use of Adjusted EBITDA is to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support indebtedness, and make distributions to investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Targa’s non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of Targa’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, Targa’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding how the differences between the measures could affect its decision-making processes.

Targa’s segment operating margin is as follows for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Natural Gas Gathering and Processing	$90.5	$117.3	$238.1	$346.7
Logistics Assets	24.8	15.6	56.6	34.1
NGL Distribution and Marketing Services	8.1	(24.9)	32.0	15.0
Wholesale Marketing	3.3	(5.4)	10.7	13.0
Other	(0.8)	-	-	-
	$125.9	$102.6	$337.4	$408.8

A reconciliation of Targa’s measurement of non-GAAP Adjusted EBITDA and non-GAAP operating margin to comparable GAAP measures follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Reconciliation of net cash provided by (used in)
operating activities to Adjusted EBITDA:
Net cash provided by (used in) operating activities	$107.7	$(111.9)	$220.6	$262.5
Net income attributable to noncontrolling interest	(11.1)	(24.4)	(17.7)	(81.2)
Interest expense, net (excluding amortization)	27.7	23.0	72.0	68.1
Loss on early debt extinguishment	(1.5)	-	(1.5)	-
Current income tax expense (benefit)	0.2	(1.0)	0.3	0.2
Other	(1.5)	81.6	(1.7)	112.4
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	(7.0)	(154.7)	4.4	(291.2)
Accounts payable and other liabilities	(24.2)	233.4	(3.1)	204.5
Adjusted EBITDA	$90.3	$46.0	$273.3	$275.3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources, Inc. to Adjusted EBITDA:
Net income (loss) attributable to Targa Resources, Inc.	$(2.6)	$(20.9)	$13.5	$43.7
Add:
Interest expense, net	44.1	24.6	91.9	73.8
Income tax expense (benefit)	(0.9)	(10.6)	4.9	29.2
Depreciation and amortization expense	44.2	41.1	127.9	118.0
Non-cash loss related to derivatives	5.5	11.8	35.1	10.6
Adjusted EBITDA	$90.3	$46.0	$273.3	$275.3

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In millions)
Reconciliation of net income (loss) attributable to Targa Resources, Inc. to operating margin:
Net income (loss) attributable to Targa Resources, Inc.	$(2.6)	$(20.9)	$13.5	$43.7
Add:
Net income attibutable to noncontrolling interest	11.1	24.3	17.7	81.2
Depreciation and amortization expense	44.3	41.1	127.9	118.0
General and administrative expense	31.4	26.7	83.5	78.7
Loss on debt repurchases	1.5	-	1.5	-
Loss on early debt extinguishment	14.8	-	14.8	-
Interest expense, net	29.4	24.6	77.1	73.8
Income tax expense	(1.2)	(9.9)	5.2	30.4
Other, net	(2.8)	16.7	(3.8)	(17.0)
Operating margin	$125.9	$102.6	$337.4	$408.8

Forward Looking Statements
Certain statements in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa's control, which could cause results to differ materially from those expected by management of the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Company's reports and other filings with the Securities and Exchange Commission. Targa undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
Phone: 713-584-1133

Anthony Riley
Sr. Manager - Finance/Investor Relations

Matt Meloy
Vice President - Finance and Treasurer

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUES	$1,121,477	$2,352,987	$3,127,020	$6,818,606

COSTS AND EXPENSES:
Product purchases	932,121	2,176,830	2,606,905	6,201,360
Operating expenses	63,506	73,583	182,673	208,390
Depreciation and amortization expense	44,255	41,086	127,908	118,028
General and administrative expense	31,429	26,679	83,478	78,696
Other	(3)	17,886	1,804	13,441
Total costs and expenses	1,071,308	2,336,064	3,002,768	6,619,915
INCOME FROM OPERATIONS	50,169	16,923	124,252	198,691
Other income (expense):
Interest expense, net	(29,386)	(24,599)	(77,138)	(73,844)
Equity in earnings of unconsolidated investments	1,417	2,534	3,221	13,189
Loss on debt repurchases	(1,483)	-	(1,483)	-
Loss on early debt extinguishment	(14,808)	-	(14,808)	-
Gain on insurance claims	-	-	-	18,566
Gain (loss) on mark-to-market derivatives	805	(1,311)	805	(1,311)
Other	564	-	1,568	-
Income (loss) before income taxes	7,278	(6,453)	36,417	155,291
Income tax (expense) benefit	1,197	9,882	(5,208)	(30,409)
NET INCOME	8,475	3,429	31,209	124,882
Less: Net income attributable to noncontrolling interest	11,068	24,309	17,723	81,148
NET INCOME (LOSS) ATTRIBUTABLE TO TARGA RESOURCES, INC.	$(2,593)	$(20,880)	$13,486	$43,734

TARGA RESOURCES, INC.
FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION
(In thousands)

	Nine Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$31,209	$124,882
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion	135,870	126,130
Deferred income tax expense	4,880	30,225
Risk management activities	35,129	(76,754)
Other	14,695	(28,553)
Changes in operating assets and liabilities	(1,205)	86,611
Net cash provided by operating activities	220,578	262,541
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(74,874)	(93,848)
Acquisitions, net of cash required	-	(124,938)
Proceeds from property insurance	12,300	48,294
Other	(38,930)	(15,819)
Net cash used in investing activities	(101,504)	(186,311)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of senior secured credit agreement	(552,795)	(9,375)
Senior secured credit facility of the Partnership:
Borrowings	397,618	87,500
Repurchases	(374,900)	(323,800)
Repurchases of senior notes of the Partnership	(18,882)	-
Proceeds from issuance of senior notes of the Partnership	237,433	250,000
Distributions to noncontrolling interest	(73,746)	(75,039)
Contributions from noncontrolling interest	104,242	-
Distribution to Targa Resources Investments Inc.	(214)	(52,774)
Costs incurred in connection with financing arrangements	(12,672)	(7,202)
Net cash used in financing activities	(293,916)	(130,690)
Net change in cash and cash equivalents	(174,842)	(54,460)
Cash and cash equivalents, beginning of period	362,769	177,949
Cash and cash equivalents, end of period	$187,927	$123,489